Exhibit 10.30

[Certain confidential portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K and marked with asterisks. The omitted information is (i) not material and (ii) would likely cause us competitive harm if publicly disclosed.]

RESTATED SUPPLY AGREEMENT

BALCHEM CORPORATION / STERIGENICS U.S., LLC., STERIGENICS S. DE R.L. DE C.V., STERIGENICS COSTA RICA S.R.L., STERIGENICS EO CANADA, INC.

Effective Date: October 6, 2020

BALCHEM CORPORATION acting through its ARC Specialty Products segment, located at 52 Sunrise Park Road, New Hampton, New York 10958 (“Seller”), agrees to sell and each of STERIGENICS U.S., LLC (“Sterigenics U.S.”), STERIGENICS S. DE R.L. DE C.V. (“Sterigenics Mexico”), STERIGENICS COSTA RICA S.R.L. (“Sterigenics Costa Rica”) and STERIGENICS EO CANADA, INC. (“Sterigenics Canada”) (collectively, Sterigenics U.S., Sterigenics Mexico, Sterigenics Costa Rica and Sterigenics Canada are referred to as “Buyer” or “Sterigenics”) agrees to purchase for and use by its contract sterilization facilities in its respective territory Product described in this Agreement at the prices and upon the terms set forth in the Agreement.

DEFINITIONS:

A.	Term: This Agreement will be in effect October 6, 2020 and will continue in effect until December 31, 2030, unless extended as set forth in Paragraph K.

B.	Requirements:

1.

Sterigenics U.S. and Sterigenics Canada - [***] of requirements of ethylene oxide for use by Sterigenics U.S. and Sterigenics Canada by and at their respective ethylene oxide contract sterilization facilities in the USA and Canada.

2.

Sterigenics Costa Rica - [***] of requirements of ethylene oxide for use by Sterigenics Costa Rica by and at its ethylene oxide contract sterilization facilities in Costa Rica, subject to the forecast applicable to Sterigenics Costa Rica in Terms and Conditions, Paragraph D, Volume Estimate.

3.

Sterigenics Mexico - Seller will provide ethylene oxide, when ordered by Sterigenics Mexico, subject to the forecast applicable to Sterigenics Mexico in Terms and Conditions, Paragraph D, Volume Estimate.

C.	Product: Ethylene Oxide.

D.	Volume Estimate: For planning purposes only. These volume estimates are not a requirement or guarantee:

1.	Sterigenics U.S and Sterigenics Canada- [***] pounds annually.

2.

Sterigenics Mexico and Sterigenics Costa Rica will provide Seller with an annual forecast each November to determine volumes for upcoming calendar year. Sterigenics Mexico and Costa Rica will provide an updated rolling quarterly forecast, which will include four (4) quarters; the upcoming current quarter and the three (3) following quarters. The current quarter will be based on mutually agreeably lead times. This rolling forecast shall be submitted to Seller thirty (30) days prior to the commencement of the upcoming quarter to be forecasted.

E.	Specifications: See Schedule A.

F.	Container(s):

1.

Sterigenics U.S. and Sterigenics Canada -All containers and packaging, including, but not limited to, 400-pound UN-1A1 drums, 175-pound cylinders, 0.5-pound DOT 3E 1800 lecture bottles, will fully comply with current and future applicable laws, regulations and rules, including but not limited to U.S. DOT Spec and Transport Canada requirements.

2.

Sterigenics Mexico - All containers and packaging, including, but not limited to, 400-pound UN-1A1 drums, will fully comply with current applicable laws, regulations and rules, including but not limited to U.S. DOT Spec.

3.

Sterigenics Costa Rica -All containers and packaging, including, but not limited to, 400-pound UN-1A1 drums, DOT Spec packaging, 0.5-pound DOT 3 E 1800 lecture bottles, will fully comply with current applicable laws, regulations and rules, including but not limited to U.S. DOT Spec.

4.

In the event of future changes in applicable laws, regulations or rules requiring changes in the Container(s) in Costa Rica and Mexico, the Parties agree to discuss jointly in good faith regulatory implications, required changes and cost impacts associated therewith.

G.	Delivery and Shipment:

1.	Sterigenics U.S. and Sterigenics Canada - DAP (INCOTERMS 2010) Sterigenics U.S. and Sterigenics Canada respective facilities, shipped via Seller’s trucks or via common carrier.

2.	Sterigenics Mexico - DAP (INCOTERMS 2010), Sterigenics Mexico’s Cuautitlan, Mexico facility, shipped via common carrier.

3.	Sterigenics Costa Rica- DAP (INCOTERMS 2010), Sterigenics Costa Rica Alajuela, Costa Rica facility, shipped via ocean container, [***] drums minimum per shipment.)

H.	Price And Price Adjustments: Schedule B shall remain effective until December 31, 2021. Thereafter, Schedule C will apply effective on January 1, 2022.

I.

Demurrage: Sterigenics U.S. and Sterigenics Canada are each entitled to utilize any of the shipping Containers for sixty (60) days free of charge from the date of receipt at each of their respective plants until the Containers are received back at Seller’s plant. Sterigenics Mexico and Sterigenics Costa Rica are each entitled to utilize any of the shipping Containers for one hundred twenty (120) days free of charge from the date of receipt at each of their respective plants until the Containers are received back at Seller’s plant. A demurrage fee of [***] per day per. Container will be assessed and billed for all days in excess of the respective limit until the return of the Containers to the Seller’s plant.

J.

Terms of Payment: Net [***] from receipt of invoice, beginning 14 days after the signing of this Agreement until December 31, 2021. Beginning on January 1, 2022, payment terms shall be Net [***] from receipt of invoice.

K.

Extension Period(s): This contract will automatically renew for successive one (1) year periods unless either party notifies the other party in writing eighteen (18) months prior to the then applicable contract expiration date of its desire to terminate this contract as of that expiration date. The pricing provisions set forth in Paragraph H shall continue to apply to such renewal periods.

THIS CONTRACT IS SUBJECT TO THE FOLLOWING TERMS AND CONDITIONS WHICH ARE SPECIFICALLY INCORPORATED INTO AND MADE A PART OF THIS AGREEMENT.

TERMS AND CONDITIONS

1.	ACCEPTANCE

(A) The terms and conditions set forth herein and on the cover page(s) of any particular order(s) or contract to which these Terms and Conditions relate contain the sole, entire and exclusive agreement between the Seller and the Buyer with respect to the sale and purchase of Product covered by any such order(s) or contract, superseding all prior discussions, proposals, negotiations, representations and agreements. Any additional or conflicting terms, whether or not material, shall not in any manner, by implication, by waiver, or otherwise, govern the relationship between Seller and Buyer. Any waiver, modification or amendment of these Terms and Conditions shall only be effective if such waiver, modification or amendment is contained in a written instrument duly executed by or on behalf of Seller and Buyer. Requested Specification changes are subject to express written acceptance by Seller in its discretion, and to price revisions and to any adjustments deemed necessary by Seller to cover material procured, processed and labor expended in connection with such changes.

(B) Acceptance of any order by Seller is specifically conditioned upon the terms and conditions set forth herein. No modification hereof shall be effected by Seller’s receipt of any proposed purchase order containing additional or different terms or conditions.

2.	SALE AND PURCHASE LOCATION(S)

On the terms and conditions set forth herein, Sterigenics U.S. and Sterigenics Canada shall purchase from Seller and Seller shall sell to each of Sterigenics U.S. and Sterigenics Canada their total present and future Requirements of Product for use by Sterigenics U.S. and Sterigenics Canada at each of their respective contract sterilization facilities in the U.S. and Canada and if any of Sterigenics U.S.’s and Sterigenics Canada’s contract sterilization operations are hereafter conducted at new or expanded contract sterilization facilities in the U.S. and Canada locations, then the Requirements of Product at such locations will be supplied by Seller to Sterigenics U.S. and Sterigenics Canada and purchased by Sterigenics U.S. and Sterigenics Canada pursuant hereto. Additionally, on the terms and conditions set forth herein, Sterigenics Mexico and Sterigenics Costa Rica shall purchase from Seller and Seller shall sell to each of Sterigenics Mexico and Sterigenics Costa Rica Product as ordered pursuant to the forecasts provided under Paragraph D by Sterigenics Mexico and Sterigenics Costa Rica, respectively.

3.	PRICE AND PAYMENT

Seller will invoice Buyer and Buyer will pay Seller for Product in accordance with the Price of Product and Terms of Payment set forth in Paragraphs H & J of the Definition section of the Agreement hereto. If Buyer fails to make timely payment in accordance with the terms of this Agreement, or Buyer’s credit becomes impaired, as set forth in paragraph 11 hereof, Seller reserves the right to:

(a)	Refuse to supply Product to Buyer under any order unless Buyer pays cash in advance with order and/or makes payment in full of all outstanding charges; and/or

(b)	At the discretion of the Seller, assess and collect from Buyer a late charge on any delinquent balance, computed as follows: 1.0% per month on balances over 45 days; and/or

(c)	Terminate or suspend this Agreement upon thirty (30) days written notice to Buyer, if Buyer does not rectify within a forty-five (45) day period.

Buyer shall receive no credit or refund for Product which meets the Specifications set forth in Schedule A which is delivered to Buyer but not used. This does not supersede mechanical defects of Seller’s cylinders.

4.	DELIVERY OF PRODUCT: TITLE

(A) Product shall be delivered by Seller in accordance with the Delivery and Shipment provisions of Paragraph G of the Definition section of the Agreement. Title and risk of loss shall pass to Buyer F.O.B. Buyer’s facility. Seller’s quantity measurements taken at Seller’s facility shall govern. Except as otherwise provided for hereunder, all drums, cylinders and other containers in which Product is delivered are and shall remain the property of Seller and are returnable in good condition promptly after being emptied, considering ordinary wear and tear

(B) Seller will:

(a)

Excluding supply to Sterigenics Costa Rica and Sterigenics Mexico, upon receipt of reasonable advance notice, deliver to Buyer’s location quantities of Product as are necessary to satisfy and supply Buyer’s Requirements at such locations, and subject to the provisions of Paragraph 10 of the Terms and Conditions, if Seller is unable to supply Product as required within sixty (60) days when required, Buyer has the right to obtain Product to satisfy its Requirements from another source for that particular order only, subject to the terms of Paragraph 9C. Should Seller fail to supply Product as required to the same location on more than two (2) occasions in the same calendar year, the adversely affected Buyer shall have the right to terminate this Agreement without recourse by or liability to the Seller, subject to the provisions of Paragraph 10 of the Terms and Conditions.

(C) Buyer will:

(a)	Monitor the inventory of Product at Buyer’s location and regularly advise Seller of the level thereof at each such location.

(b)

Reimburse Seller upon Seller’s request, reasonable additional costs incurred if, during Product deliveries, Seller experiences frequent delays within Buyer’s control and not arising out of Seller’s acts or omissions.

(c)	Deliveries may be made twenty-four (24) hours per day, seven (7) days per week.

(D) Deliveries which may be made during a strike or other labor disturbance affecting Buyer’s plants shall be at Buyer’s sole risk, and Buyer hereby indemnifies and holds Seller harmless from and against all of the costs, damages, liabilities or claims arising out of or associated with any such delivery which are not regularly incurred by Seller in the ordinary course of normal deliveries hereunder and which do not arise out of Seller’s negligent acts or omissions.

5.	SPECIFICATIONS

All Product delivered by Seller under this Agreement shall strictly conform to the Specification set forth in Schedule A hereto.

6.	PRICE ADJUSTMENT

See Paragraph H of the Definition section of the Agreement

7.	TAXES

Taxes imposed upon the storage, sale, transportation, delivery, use or consumption of Product, or any other tax, howsoever denominated and measured involving Product, shall be paid directly by Buyer, or if paid by Seller, shall be invoiced to Buyer as a separate item and paid by Buyer to Seller.

8.	SELLER’S WARRANTY

Seller warrants that the Product delivered to Buyer shall conform to the Specifications set forth on Schedule A hereto and that at the time of delivery Seller shall have good title to and the right to transfer such Product and that the same shall be delivered free of encumbrances and that the Containers in which the Product will be delivered will be appropriate for containing and shipping the Product and will be free from defects and leaks. THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.	LIMITATION OF LIABILITY

(A) Buyer acknowledges that there are hazards associated with the use of the Product, that it has received Seller’s current Material Safety Data Sheet, that it understands such hazards, and that it is the Buyer’s responsibility to warn and protect its employees, independent contractors, invitees, and others exposed to such hazards through Buyer’s storage and use of the Product.

(B) Seller’s sole liability and Buyer’s exclusive remedy for the non-delivery of Product or for the delivery of Product not conforming to the specification (and which Seller does not elect to replace with conforming Product) shall be limited to the purchase price of the quantity of Product. IN NO CIRCUMSTANCES SHALL SELLER BE LIABLE, WHETHER IN CONTRACT OR TORT OR OTHERWISE, FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF USE, LOSS OF WORK IN PROCESS, DOWN TIME OR LOSS OF PROFITS.

(C) In the case where Seller is unable to satisfy Requirements or any portion thereof, Seller shall be liable for: (i) the difference between the purchase price of the Product, if the seller had supplied, and the price actually paid by the Buyer for the Product from another source and (ii) additional shipping and container costs incurred by Buyer.

(D) Buyer will receive documents from Seller, including Seller’s Material Safety Data Sheet and any revision thereof, containing safety and health information pertaining to Product, and Buyer will incorporate such information into Buyer’s safety program. This information is available to Buyer.

(E) Each party hereby agrees to indemnify, defend and hold the other party, its affiliates and their respective employees, officers and directors harmless from any actions, lawsuits, demands, claims, losses, expenses, costs, including but not limited to reasonable legal fees, and damages, arising out of or in connection with this Agreement, and to the extent arising out of the other party’s negligence or its breach of its obligations hereunder.

(F) IN NO EVENT WHATSOEVER SHALL BUYER BE LIABLE, WHETHER IN CONTRACT OR TORT OR OTHERWISE, FOR ANY INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS.

10.	FORCE MAJEURE

(A) Neither party hereto shall be considered in default in the performance of its obligations hereunder (other than its obligation to make any payment of money hereunder), or be liable in damages or otherwise for any failure or delay in performance which is due to strike, lockout, concerted act of worker’s or other industrial disturbance, fire, explosion, flood or other natural catastrophe, civil disturbance, riot or armed conflict, whether declared or undeclared, acts of terrorism, curtailment, shortage, rationing or allocation of normal sources of supply of labor, materials, transportation, energy, or utilities, machinery or equipment breakdown, abnormal transportation, energy, or utilities, machinery or equipment breakdown, abnormal demand, lack of transportation or distribution equipment, accident, Act of God, sufferance of or voluntary compliance with acts of government and government regulations (whether or not valid), embargoes or any other similar or dissimilar cause which is beyond the reasonable control of the party affected.

(B) Neither party hereto shall be required to make any concession or grant any demand or request to bring to an end any strike or other concerted act of workers.

(C) Either party affected by an event described in this paragraph shall, promptly upon learning of such event and ascertaining that it has or will affect its performance hereunder, give notice to the other party, stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect.

(D) Seller may during any period of Product shortages prorate the Product among its various customers.

(E) In the event Seller is unable, due to any such cause or otherwise, to fulfill Buyer’s total requirements of Product in addition to payments set forth in 9(c), Buyer agrees to accept, as full and complete performance by Seller, deliveries in accordance with such allocations as Seller may make.

Provided, however, that Buyer shall have the right to satisfy its unfilled requirements from any available approved supplier without any liability to or recourse by Seller.

11.	IMPAIRMENT OF CREDIT

An impairment of credit is: (i) any action that is brought by or against Buyer under any present or future bankruptcy or insolvency laws seeking any reorganization, arrangement, readjustment, liquidation, dissolution or similar relief with respect to Buyer, (ii) Buyer makes any assignment for the benefit of creditors, (iii) a receiver is appointed for Buyer, (iv) Buyer shall fail to make payments in accordance with the terms of this Agreement.

12.	PRODUCT CLAIMS

Buyer shall inspect Product immediately after Product arrives at Buyer’s location(s). Buyer’s failure to give notice to Seller of any claim regarding Product within thirty (30) days after the arrival of Product at Buyer’s location(s) shall constitute an acceptance by Buyer of such Product and a waiver of Buyer’s claims in respect thereof.

13.	ASSIGNMENT

This Agreement shall be binding upon the parties and their heirs, administrators, executors, acquirers, successors, and assignees of either party. No party hereto may assign this Agreement without the written consent of the other party, which shall not be unreasonably withheld, except to an affiliate of a party or in the case of a merger or sale of all or substantially all of its stock or assets of the business to which this Agreement relates.

14.	NOTICE

Any notices, unless otherwise provided herein, will be in writing or facsimile provided that a return facsimile is received confirming the receipt of said facsimile. Any notice by letter under this Agreement will be deemed given on the date such correspondence is postmarked.

15.	APPLICABLE LAW

This Agreement is to be interpreted in accordance with the laws of the State of New York as in effect for agreements made and performed in New York. Seller assumes full liability and responsibility for compliance with Federal (including EPA, FIFRA), State, Municipal and local laws, ordinances and regulations prior to unloading of Product at Buyer’s site. Buyer assumes full liability and responsibility for compliance with Federal (including, EPA, FIFRA), State, Municipal and local laws, ordinances and regulations governing the use, unloading, discharge, storage, and handling of product supplied by Seller under this Agreement.

16.	CONFIDENTIALITY

Each Party hereby agrees to keep information learned, discovered or disclosed by the other Party during the term of this Agreement and for a period of five (5) years after its termination, confidential and shall not disclose to any third party or use any of the information for any purpose other than in connection with this Agreement. Such confidential information shall be revealed to only those directors, officers and employees of the receiving party who have a need to know the information in order to engage in the transactions contemplated by this Agreement and who have agreed to be bound by the terms hereof. Upon termination of this Agreement, each Party shall promptly return to the other Party all materials, in any tangible or intangible form (including, without limitation, electronic media) in its possession or control, which contains any confidential information.

17.	PRIOR AGREEMENT

This Agreement supersedes any prior agreement or agreements between Buyer and Seller for delivery of Product to Buyer’s Location(s).

18.	INSURANCE

Buyer and Seller agree to maintain sufficient insurance to cover their potential liabilities hereunder, but in no event shall its commercial general liability insurance policies be written to include per occurrence limits of liability less than $2,000,000. Buyer’s applicable commercial general liability insurance policies shall name Seller as an additional insured and Seller’s applicable commercial general liability insurance policies shall name Buyer as an additionally insured. Buyer and Seller shall provide a certificate evidencing such insurance, acceptable to the other, upon request.

19.	ENTIRE AGREEMENT

The entire Agreement is contained herein and in the Schedule(s) hereto. No modification or waiver of this Agreement shall bind Seller or Buyer unless expressly set forth in writing and signed and accepted by an authorized representative of Seller and Buyer.

20.	WAIVER AND RELEASE

Seller hereby waives and releases any and all claims it may have against Sterigenics International, Buyer and their successors for failure to satisfy any and all Mexico volume requirements prior to January 1, 2014.

21.	COUNTERPARTS.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

22.	ACKNOWLEDGEMENT

Buyer and Seller hereby acknowledge that this Agreement restates and replaces in its entirety that certain Supply Agreement, dated as of January 1, 2010, and as amended on June 1, 2011, November 1, 2012, September 25, 2013 and August 31, 2020.

IN WITNESS WHEREOF, the respective parties hereunto are legally empowered to enter into this Agreement in accordance with their individual company’s policies and/or by-laws and so set their signatures the day and year of acceptance.

STERIGENICS U.S., LLC	BALCHEM CORPORATION

By: /s/ Michael P. Rutz	By: /s/ Theodore L. Harris
Name: Michael P. Rutz	Name: Theodore L. Harris
Date: October 6, 2020	Date: October 8, 2020

STERIGENICS EO CANADA, INC.	STERIGENICS S. DE R.L. DE C.V.

By: /s/ Philip W. Macnabb	By: /s/ Philip W. Macnabb
Name: Philip W. Macnabb	Name: Philip W. Macnabb
Date: October 6, 2020	Date: October 6, 2020

STERIGENICS COSTA RICA S.R.L.

By: /s/ Philip W. Macnabb
Name: Philip W. Macnabb
Date: October 6, 2020